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                                   EXHIBIT 5.1

                      Bartlit Beck Herman Palenchar & Scott
                         511 Sixteenth Street, Suite 700
                             Denver, Colorado 80202

October 22, 1999



Gaiam, Inc.
360 Interlocken Blvd., Suite 300
Broomfield, Colorado  80021

          Re:  Common Stock of Gaiam, Inc.


Ladies and Gentlemen:

          We have examined Registration Statement on Form S-1 No. 333-83283 together with all amendments thereto (the "Registration Statement"), filed by Gaiam, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,705,000 shares (1,960,750 shares if the underwriters' over-allotment option is exercised in full) of the Company's Class A common stock, $.0001 par value per share (the "Shares"). We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares.

          Based upon the foregoing, we are of the opinion that: when, as and if
(i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Company shall have received payment in full for the Shares, and (iii) the Shares shall have been issued in the form and containing the terms described in the Registration Statement, the Shares will, when sold, be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                    Very truly yours,


                                    /s/ Bartlit Beck Herman Palenchar & Scott

TRS/s